                                                                    EXHIBIT 11.1


                  FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE



     Net income (loss) applicable to common and common equivalent shares and the weighted average number of shares used in the calculation of earnings (loss) per share for the years ended May 31 were as follows (in thousands, except earnings per share amounts):


                                                                           YEAR ENDED MAY 31
                                                                 ----------------------------------
                                                                     1994        1993        1992
                                                                  -------     -------     -------
Income (loss) before cumulative effect
 of change in accounting principle . . . . . . . . . . .          $204,370    $ 109,809   $(113,782)

Cumulative effect of change in accounting for
 postretirement benefits, net of tax benefit . . . . . .              -         (55,943)       -
                                                                  --------    ---------   ---------

Net income (loss) applicable to common and
 common equivalent shares. . . . . . . . . . . . . . . .          $204,370    $  53,866   $(113,782)
                                                                  --------    ---------   ---------
                                                                  --------    ---------   ---------

Average shares of common stock outstanding . . . . . . .            55,333       54,370      53,770

Common Equivalent Shares:
 Assumed exercise of outstanding
  dilutive options . . . . . . . . . . . . . . . . . . .             2,867        2,213       1,831

 Less shares repurchased from proceeds of
  assumed exercise of options. . . . . . . . . . . . . .            (2,188)      (1,864)     (1,640)
                                                                  --------    ---------   ---------

 Average common and common equivalent shares . . . . . .            56,012       54,719      53,961
                                                                  --------    ---------   ---------
                                                                  --------    ---------   ---------

Earnings (loss) per share:
 Before cumulative effect of change in
  accounting principle . . . . . . . . . . . . . . . . .          $   3.65    $    2.01   $   (2.11)

 Cumulative effect of change in accounting for
  postretirement benefits. . . . . . . . . . . . . . . .             -            (1.03)      -
                                                                  --------    ---------   ---------

Net earnings (loss) per share. . . . . . . . . . . . . .          $   3.65    $     .98   $   (2.11)
                                                                  --------    ---------   ---------
                                                                  --------    ---------   ---------


- -    The computation of the number of shares repurchased from the proceeds of the assumed exercise of outstanding dilutive options is based upon the average market price of the Company's Common Stock during the periods. Common equivalent shares are excluded in periods in which their assumed exercise would have an anti-dilutive effect.

- -    Fully diluted earnings per share are substantially the same as earnings per share for the years ended May 31, 1994, 1993 and 1992.